Exhibit 99.B(m)(3)(d)

SCHEDULE I

TO
DISTRIBUTION AND SERVICE PLAN
FOR
CLASS A SHARES OF
THE VICTORY PORTFOLIOS

DATED August 1, 2013

This Plan shall be adopted with respect to Class A Shares of the following series of The Victory Portfolios:

Fund		Rate*
1.	Balanced Fund	0.25%
2.	Diversified Stock Fund	0.25%
3.	Dividend Growth Fund	0.25%
4.	Emerging Markets Small Cap Fund	0.25%
5.	Established Value Fund	0.25%
6.	Fund for Income	0.25%
7.	Global Equity Fund	0.25%
8.	International Fund	0.25%
9.	International Select Fund	0.25%
10.	Investment Grade Convertible Fund	0.25%
11.	Large Cap Growth Fund	0.25%
12.	National Municipal Bond Fund	0.25%
13.	Ohio Municipal Bond Fund	0.25%
14.	Select Fund	0.25%
15.	Small Company Opportunity	0.25%
16.	Special Value Fund	0.25%

*           Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

As of February 19, 2014

THE VICTORY PORTFOLIOS

By:	/s/ Michael Policarpo

Accepted:

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Michael Policarpo